Filed pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus, dated July 29, 2021

Supplementing the Preliminary Prospectus Supplement, dated July 29, 2021

Registration No. 333-258236

D.R. Horton, Inc.

$600,000,000 1.300% Senior Notes due 2026

Pricing Supplement

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer	D.R. Horton, Inc.

Title of Securities	1.300% Senior Notes due 2026

Expected Ratings*	Moody’s: Baa2 (stable) S&P: BBB (stable) Fitch: BBB+ (stable)

Aggregate Principal Amount	$600,000,000

Maturity Date	October 15, 2026

Coupon	1.300%

Public Offering Price	99.919% of the principal amount

Benchmark Treasury	0.875% US Treasury due June 30, 2026

Benchmark Treasury Price / Yield	100-24+ / 0.716%

Spread to Benchmark Treasury	T+60 basis points

Yield to Maturity	1.316%

Interest Payment Dates	April 15 and October 15 of each year, beginning on April 15, 2022

Record Dates	April 1 and October 1 of each year

Optional Redemption	Make-whole call at T+10 basis points prior to September 15, 2026; 100% of principal amount on or after September 15, 2026, in either case, plus accrued and unpaid interest on the principal amount of the notes being redeemed.

Change of Control Triggering Event	101% of principal plus accrued and unpaid interest

Underwriting Discount	0.600%

Trade Date	July 29, 2021

Settlement Date	August 5, 2021 (T+5). It is expected that delivery of the notes will be made to investors on or about August 5, 2021, which will be the fifth business day following the date of this pricing supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act as currently in effect, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the notes are delivered will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade such notes prior to their date of delivery hereunder should consult their advisors.

CUSIP/ISIN Numbers	CUSIP: 23331A BQ1	ISIN: US23331ABQ13

Denominations/Multiple	$2,000 / $1,000

Joint Book-Running Managers

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers

BNP Paribas Securities Corp.

Citizens Capital Markets, Inc.

Comerica Securities, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

WoodRock Securities, L.P.

Additional Disclosure under “Underwriting – Other Relationships”	One of the underwriters, Truist Securities, Inc., is an affiliate of the trustee for the notes, Truist Bank.

Additional Disclosure under “Underwriting – Notice to Prospective Investors”

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of under the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus and a related prospectus supplement) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents D.R. Horton, Inc. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus may be obtained by calling any of the representatives of the underwriters:

Citigroup Global Markets Inc.    800-831-9146 (toll free)

Mizuho Securities USA LLC        866-271-7403 (toll free)

Wells Fargo Securities, LLC        800-645-3751 (toll free)

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.